Exhibit 99.1

NOMINATION AND STANDSTILL AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 24, 2015, by and among Town Sports International Holdings, Inc. (the “Company”), PW Partners Atlas Fund III LP (“Atlas Fund III”), PW Partners Master Fund LP (“PW Master Fund”), PW Partners Atlas Funds, LLC (“Atlas Fund GP”), PW Partners, LLC (“PW Master Fund GP”), PW Partners Capital Management LLC (“PW Capital Management”), Patrick Walsh (“Mr. Walsh” and collectively, with Atlas Fund III, Atlas Fund GP, PW Master Fund, PW Master Fund GP and PW Capital Management, the “PW Group Shareholders”), HG Vora Special Opportunities Master Fund, Ltd. (“HG Vora Master Fund”), HG Vora Capital Management, LLC (“HG Vora Capital Management”), Parag Vora (“Mr. Vora” and collectively, with HG Vora Master Fund and HG Vora Capital Management, the “HG Vora Group Shareholders,” and collectively, with the PW Group Shareholders, the “PW Group/HG Vora Group Shareholders”) (each of the Company and the PW Group/HG Vora Group Shareholders, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, on January 7, 2015, the PW Group/HG Vora Group Shareholders submitted a notice to the Company (the “Notice of Nomination”) nominating a slate of individuals to be elected to the Company’s board of directors (the “Board”) at the 2015 annual meeting of shareholders of the Company, including any adjournment or postponement thereof (the “2015 Annual Meeting”);

WHEREAS, the PW Group Shareholders currently beneficially own 2,496,133 shares of the Common Stock, $0.001 par value per share, of the Company (the “Common Stock”), which represented approximately 10.3% of the issued and outstanding shares of Common Stock as of January 7, 2015;

WHEREAS, the HG Vora Group Shareholders currently beneficially own 3,875,000 shares of the Common Stock, which represented approximately 15.9% of the issued and outstanding shares of Common Stock as of January 7, 2015;

WHEREAS, pursuant to a Group Agreement, dated as of October 20, 2014, the PW Group Shareholders and the HG Vora Group Shareholders have formed a Section 13(d) group, whereby the PW Group Shareholders and the HG Vora Group Shareholders together currently own an aggregate of 6,371,133 shares of Common Stock, which represented approximately 26.2% of the issued and outstanding shares of Common Stock as of January 7, 2015;

WHEREAS, the Company and the PW Group/HG Vora Group Shareholders have determined that the interests of the Company and all of its shareholders would be best served at this time by, among other things, resolving issues regarding Board composition and corporate governance by mutual and constructive agreement, rather than by an election contest;

WHEREAS, the Company is restructuring its Board to more closely reflect its current shareholder base, and in connection therewith is, simultaneously herewith, entering into an agreement (a true and correct copy of which has been furnished to the PW Group/HG Vora Group Shareholders) with another unaffiliated third-party significant shareholder pursuant to which, effective as of the date hereof, the Board is appointing two nominees of such shareholder to the Board replacing two directors that are resigning;

WHEREAS, solely to facilitate the agreements set forth herein, each of J. Rice Edmonds and Paul N. Arnold (the “Resigning Directors”) has delivered to the Board, on the date hereof, his resignation from the Board, with such resignation becoming effective on the date hereof;

WHEREAS, the Company and the PW Group/HG Vora Group Shareholders have determined to come to an agreement with respect to the immediate reconstitution of the Board, the election of members of the Board at the 2015 Annual Meeting and certain other matters, as provided in this Agreement;

WHEREAS, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board have considered the qualifications of the Nominees (as defined below) and conducted such review as they have deemed appropriate, including as to reviewing materials provided by the Nominees and the PW Group/HG Vora Group Shareholders; and

WHEREAS, the Nominating Committee has recommended that the Board approve and recommend the Nominees for election as a director of the Company and the Board has determined that it is in the best interests of the Company to do so on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.           Board Nomination; Board Composition.

(a)           The Company shall cause the Board simultaneous with the execution and delivery of this Agreement by all Parties to adopt and make effective a resolution (i) increasing the size of the Board from seven to eight members, (ii) accepting the resignation of the Resigning Directors, and (iii) appointing Mark A. McEachen, Patrick Walsh and L. Spencer Wells (the “Nominees”) to fill the resulting vacancies, with each Nominee having the same term as that of his predecessor.

(b)           The Company further agrees to include (i) each of the Nominees or their Replacements (as defined below) in its slate of nominees for election as three of the eight directors (or seven pursuant to Section 1(c)(ii) below) and (ii) each of the TSI Legacy Directors or their Replacements (as defined below) in its slate of nominees for election as three of the eight directors (or two of the seven pursuant to Section 1(c)(ii) below), in each case, of the Company at the 2015 Annual Meeting (the “2015 Company Slate”).  The Board will publicly recommend and solicit proxies for the election of the Nominees or their Replacements and the TSI Legacy Directors or their Replacements, as the case may be, at the 2015 Annual Meeting in the same manner and devoting the same resources as it does for all the other members of the 2015 Company Slate, which will be no less than in past years.

(c)           (i) To the extent a Nominee or his Replacement, as applicable, is unable or unwilling for any reason to serve as a nominee for election at the 2015 Annual Meeting or as a director at any time during the Covered Period (as defined below), then, so long as the PW Group Shareholders and the HG Vora Group Shareholders and their Affiliates and Associates, continue at such time to beneficially own in the aggregate the number of shares of Common Stock equal to at least 5% of the then outstanding shares of Common Stock, the PW Group/HG Vora Group Shareholders may select and submit (which submission need not comply with the nomination requirements of the Company’s Bylaws (as defined below)) a qualified candidate, who qualifies as “independent” under the applicable rules of the NASDAQ Stock Market (the “NASDAQ”), the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange  Act”), and the rules and regulations of the Securities and Exchange Commission (“SEC”) and is reasonably acceptable to the Nominating Committee, in its good faith judgment after exercising its fiduciary duties, as a replacement nominee or director, who shall serve as the nominee for election as director or as a director, as applicable, in lieu of such Nominee or his Replacement who is unable or unwilling to so serve (each, a “Replacement”), provided that a Replacement for a TSI Legacy Director (as defined below) need not qualify as “independent” under the applicable rules of the NASDAQ, the applicable provisions of the Exchange  Act, and the rules and regulations of the SEC.  The Nominating Committee will make, and inform the PW Group/HG Vora Group Shareholders of, its determination within 15 days of receiving the selection and the information required under Section 1(d)(ii) with respect to such selection.  If the submission is rejected in accordance with this Section 1(c), the PW Group/HG Vora Group Shareholders may submit additional candidates satisfying these qualifications until a mutually acceptable Replacement is identified.  The Board will designate the Replacement as a nominee for election as a director or appoint the Replacement as a director, as applicable, promptly after he has been agreed upon pursuant to the foregoing procedures but, in any event, no later than five business days after such Replacement has been agreed upon pursuant to the foregoing procedures.  For the avoidance of doubt, the Company shall not deem the PW Group/HG Vora Group Shareholders to be a Section 13(d) Group (as defined below) solely as a result of their selection of a Replacement pursuant to this Section 1(c).

(ii)           Upon the inability or unwillingness to serve as a nominee for reelection at the 2015 Annual Meeting or resignation or removal from the Board at any time during the Covered Period, of the first of Robert J. Giardina, Bruce C. Bruckmann or Thomas J. Galligan III (the “TSI Legacy Directors”), the Company shall promptly cause the Board to adopt and make effective a resolution decreasing the size of the Board from eight to seven members, and no individual shall be nominated for election or appointed as a director to replace such TSI Legacy Director. In the event that, pursuant to the foregoing sentence, there remain only two TSI Legacy Directors, and one of the remaining TSI Legacy Directors is unable or unwilling to serve as a nominee for reelection at the 2015 Annual Meeting or wishes to resign or is removed from the Board at any time during the Covered Period, the remaining TSI Legacy Director or his Replacement shall be entitled to select and submit a Replacement in compliance with the procedures set forth in Section 1(c)(i) above. In the event that, each of the remaining TSI Legacy Directors is unwilling to serve as a nominee for reelection at the 2015 Annual Meeting or they wish to resign or are removed from the Board simultaneously at any time during the Covered Period, then such remaining TSI Legacy Directors shall submit Replacements in compliance with the procedures set forth in Section 1(c)(i) above.

(d)           (i) The PW Group/HG Vora Group Shareholders on behalf of themselves and their respective Affiliates and Associates agree irrevocably to withdraw the Nomination Notice and any related materials, notices or demands submitted to the Company in connection therewith, and (ii) the PW Group/HG Vora Group Shareholders on behalf of themselves and their respective Affiliates and Associates agree to provide to the Company all information required to be disclosed for directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations solely with respect to the Nominees or their Replacements, and such other information as the Company shall reasonably request from time to time provided that they shall not be required to provide information not traditionally requested and obtained from other Company directors.

(e)           While serving as a member of the Board, the Nominees or their Replacements shall comply in the same manner as directors generally with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including without limitation the Company’s Code of Ethics and Business Conduct and the Company’s Insider Trading Policy (as each may be amended from time to time for all directors) (it being understood that nothing contained therein or herein (i) prohibits any of the PW Group/HG Vora Group Shareholders from maintaining positions they hold as of the date hereof relating to securities of the Company or (ii) prohibits any of the PW Group Shareholders from selling securities of the Company they hold as of the date hereof or may subsequently acquire outside of any “blackout period” under the Company’s Insider Trading Policy), and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company.  The Company has furnished to the Nominees, prior to the execution of this Agreement, copies of all such policies, procedures, processes, codes, rules, standards and guidelines that are currently in effect.

(f)           During the Covered Period, the number of directors constituting the Board will be fixed at eight; provided, however, the number of directors constituting the Board will be fixed at seven in the event the size of the Board is decreased to seven pursuant to Section 1(c)(ii) above.

(g)

(i)           The Company shall cause the Board simultaneous with the execution and delivery of this Agreement by all Parties to adopt and make effective a resolution (i) appointing Mr. McEachen to the Compensation Committee, Mr. Walsh to each of the Nominating Committee and the Executive Committee and Mr. Wells to the Audit Committee, with the Chairman of each committee to be selected by majority vote of such committee, and (ii) fixing the size of each of the Compensation Committee, Nominating Committee, Audit Committee and Executive Committee at three members.  The Company further agrees that during the Covered Period (i) it will cause one Nominee or Replacement and one TSI Legacy Director or Replacement to be appointed to any committee of the Board formed after the execution of this Agreement and (ii) except as otherwise permitted hereunder, it will not cause any of the Nominees or their Replacements, or TSI Legacy Director or Replacement, as the case may be, to be removed or disqualified from any committee of the Board to which such individual was appointed pursuant to the terms of this Agreement, except to the extent the rules of the NASDAQ Stock Market or applicable provisions of the Exchange Act, or the rules and regulations of the SEC promulgated thereunder, would not allow for such continued service.  During the Covered Period, in the event any Nominee or Replacement ceases to serve on the Board or any committee or subcommittee, then the PW Group/HG Vora Group Shareholders will be entitled (so long as they otherwise remain entitled hereunder to appoint such Nominee or Replacement to the Board) to select the Nominee or Replacement who will take the place of the departing director, provided such Nominee or Replacement will be qualified under any rules of the NASDAQ Stock Market or applicable provisions of the Exchange Act, or the rules and regulations of the SEC promulgated thereunder governing such service.

(ii)           On or prior to the date hereof, the PW Group/HG Vora Group Shareholders will provide to the Company a letter agreement executed by each of the Nominees, in the form attached hereto as Exhibit A (each, a “Nominee Representation Letter”), whereby each of the Nominees agrees that during the Covered Period (i) he will maintain the size of each of the Compensation Committee, Nominating Committee, Audit Committee and Executive Committee at three members, (ii) he will appoint one TSI Legacy Director or Replacement to any committee of the Board formed after the execution of this Agreement, and (iii) except as otherwise permitted hereunder, he will not cause any of the TSI Legacy Directors or their Replacements, as the case may be, to be removed or disqualified from any committee of the Board to which such individual was appointed, except to the extent the rules of the NASDAQ Stock Market or applicable provisions of the Exchange Act, or the rules and regulations of the SEC promulgated thereunder, would not allow for such continued service.  The PW Group/HG Vora Group Shareholders will provide to the Company a Nominee Representation Letter executed by any Nominee Replacement appointed to the Board during the Covered Period.  During the Covered Period, in the event any TSI Legacy Director or Replacement ceases to serve on the Board or any committee or subcommittee, then the remaining TSI Legacy Directors (or Director) or their Replacements will be entitled to select the TSI Legacy Director or Replacement who will take the place of the departing TSI Legacy Director, provided such TSI Legacy Director or Replacement will be qualified under any rules of the NASDAQ Stock Market or applicable provisions of the Exchange Act, or the rules and regulations of the SEC promulgated thereunder governing such service.

(h)           During the Covered Period, the Board will ensure that the Nominees or any of their Replacements, as applicable, will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other Board members and the same compensation and other benefits for service as a director as the compensation and other benefits received by the other Board members for service as a director.  During the Covered Period, the Board will ensure that the Nominees receive the same written Company- and Board-related information as that provided to the other directors in connection with any meeting of the Board, at the same time such information is provided to the other directors.

(i)           The Company agrees to use its reasonable best efforts to hold the 2015 Annual Meeting on or about June 30, 2015.

(j)           Notwithstanding anything to the contrary contained herein, Mr. Walsh or his Replacement at the time (the “Walsh Replacement”) shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his written resignation to the Board (which shall provide for his immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) if the members of the PW Group Shareholders, collectively, cease to beneficially own at least 3% of the Company’s outstanding Common Stock.  The PW Group Shareholders agree to cause Mr. Walsh or the Walsh Replacement to resign from the Board if he fails to resign if and when requested pursuant to this clause (j).  Notwithstanding anything to the contrary contained herein, in the event Mr. Walsh or the Walsh Replacement resigns from the Board pursuant to this clause (j), so long as the HG Vora Group Shareholders and their Affiliates and Associates, continue at such time to beneficially own in the aggregate the number of shares of Common Stock equal to at least 5% of the then outstanding shares of Common Stock, the HG Vora Group Shareholders shall be entitled to select and submit a Replacement (and the Board shall appoint such Replacement as a director) in compliance with the procedures set forth in Section 1(c)(i) above.

(k)           The Company shall cause the Board, simultaneous with the execution and delivery of this Agreement by all Parties, to adopt and make effective a resolution ordering the immediate redemption of all outstanding Rights granted pursuant to the Rights Agreement, dated as of December 31, 2014, between the Company and Computershare Inc. (the “Rights Agreement”) and the taking of all action necessary to terminate the Rights Agreement in accordance with Section 23 of the Rights Agreement.

2.           Standstill.

(a)           Each of the PW Group/HG Vora Group Shareholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly agrees that from the date hereof until the termination of this Agreement in accordance with Section 5 (the “Covered Period”), except as expressly set forth in this Agreement, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly in any manner, alone or in concert with others:

(i)           make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) for the election of individuals to the Board or to approve shareholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any shareholder meeting) or make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii)           form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act for purposes of this Agreement, any such group, a “Section 13(d) Group”) with any persons (other than a Section 13(d) Group that includes all or some of the persons identified on the Group 13Ds (as defined below) as of the date hereof and their Affiliates and Associates, but not including any other entities or persons not identified on the Group 13Ds as of the date hereof) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

(iii)           acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any Section 13(d) Group), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in (A) with respect to the PW Group Shareholders (together with their Affiliates and Associates and any other persons with whom they may be a Section 13(d) Group) having beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, over more than 17.49% in the aggregate of the shares of Common Stock outstanding at such time, and (B) with respect to the HG Vora Group Shareholders (together with their Affiliates and Associates and any other persons with whom they may be a Section 13(d) Group) having beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, over more than 17.49% in the aggregate of the shares of Common Stock outstanding at such time; provided that nothing herein will require Common Stock to be sold to the extent such persons, collectively with their Affiliates and Associates, exceed the ownership limit applicable to such persons under this paragraph solely as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;

(iv)           sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the PW Group/HG Vora Group Shareholders or any of their Affiliates to any Third Party (as defined below) that would knowingly result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in more than 5% in the aggregate of the shares of Common Stock outstanding at such time; provided, however, that the foregoing restriction shall not apply to (A) any transaction with a Third Party who already has a Schedule 13G on file with the SEC with respect to its ownership of Common Stock or any Third Party who represents to the PW Group/HG Vora Group Shareholders in writing that as a result of the transaction it will file a Schedule 13G with respect to its ownership of Common Stock provided that, unless such Third Party is an Institutional Stockholder (e.g., Fidelity, Vanguard, Dimensional, etc.), such Third Party, together with its Affiliates and Associates, will not, after giving effect to such transaction, own, control or otherwise have beneficial ownership in more than 10% in the aggregate of the shares of Common Stock outstanding at such time, or (B) any transaction approved by written consent of a majority of the Board, excluding the Nominees and their Replacements;

(v)           effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not (A) preclude the tender by any PW Group Shareholders or HG Vora Group Shareholders or an Affiliate or an Associate thereof of any securities of the Company into any tender or exchange offer, or vote by any PW Group Shareholders or HG Vora Group Shareholders or an Affiliate or Associate thereof of any securities of the Company with respect to any Extraordinary Transaction, (B) prohibit any PW Group Shareholders or HG Vora Group Shareholders or Affiliate or Associate thereof from offering to purchase securities or assets of the Company if the sale of such securities or assets is initiated by the Company through an open bidding process, or (C) prohibit any PW Group Shareholders or HG Vora Group Shareholders or Affiliate or Associate thereof from offering to purchase the securities of the Company in the event the Company enters into negotiations with a Third Party regarding a proposal to be acquired by such Third Party, or a Third Party commences a hostile tender offer to acquire all or substantially all of the Common Stock of the Company; provided, that, in the case of (B) and (C) above, the PW Group Shareholders or, in the event that one or more of the Nominees or their Replacements are officers, directors or employees of, or Disclosing Nominees (as defined below) to, the HG Vora Group Shareholders, the HG Vora Group Shareholders, as applicable, shall have given written notice to the Company of its election to act as a potential bidder for the Company within 10 days of the Board’s decision to initiate the sale process or negotiate the Third Party acquisition proposal or the public announcement of the commencement of the hostile tender offer, as applicable, and from after delivery of such notice and until such time as the PW Group Shareholders or, in the event that one or more of the Nominees or their Replacements are employees of, or Disclosing Nominees to, the HG Vora Group Shareholders, the HG Vora Group Shareholders, as applicable, irrevocably waive their right to participate as a bidder, then such Nominees or Replacements shall be excluded from all portions of meetings directly relating to such sale process and/or third party offers and all information, resolutions, consents and other materials provided to the Nominees or their Replacements shall be redacted to the extent relating to such sale process and/or third party offers (“Disclosing Nominee” means any Nominee or his Replacement who has furnished to the HG Vora Group Shareholders or their Affiliates any material, non-public information concerning the business or affairs of the Company);

(vi)           engage in any short sale of shares or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that derives the majority of its value from a decline in the market price or value of securities of the Company;

(vii)           (A) call or seek to call, alone or in concert with others, any meeting of shareholders, including by written action, (B) seek representation on, or nominate any candidate to, the Board, except as set forth herein, (C) seek the removal of any member of the Board, (D) solicit or seek to solicit written consents from, or execute written consents received from other, shareholders of the Company, (E) conduct a referendum of shareholders or (F) make a request for any shareholder list or other Company books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;

(viii)           take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth herein, (B) any change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ix)           make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(x)           enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xi)           publicly request, directly or indirectly, any amendment or waiver of the foregoing; or

(xii)           direct, instruct, assist or encourage any of their respective Affiliates or Associates to take any such action.

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit any of the PW Group/HG Vora Group Shareholders or their directors, officers, partners, employees, members or agents (acting in such capacity) from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.

(b)           Each of the PW Group Shareholders solely on behalf of itself and its respective Affiliates and Associates and each of the HG Vora Group Shareholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly agrees to cause all shares of Common Stock beneficially owned by it as of the record date for the 2015 Annual Meeting to be present for quorum purposes and to be voted at the 2015 Annual Meeting, and further agrees that at the 2015 Annual Meeting it shall vote in favor of the 2015 Company Slate.  At any subsequent special shareholders’ meeting (or adjournments or postponements thereof) during the Covered Period each of the PW Group Shareholders and each of the HG Vora Group Shareholders shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it as of the applicable record date to be present for quorum purposes and to be voted in favor of the election to the Board of those director nominees nominated for election by the Board and against the removal of any directors whose removal is not recommended by the Board.

(c)           Nothing in this Section 2 shall prohibit or in any way limit any actions that may be taken by the Nominees or their Replacements acting solely as a director of the Company (including, without limitation, voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising issues to the Board) consistent with his fiduciary duties as a director of the Company (it being understood and agreed that no PW Group/HG Vora Group Shareholders or any Affiliates or Associates thereof shall seek to do indirectly through any of the Nominees or their Replacements anything that would be prohibited if done by any PW Group/HG Vora Group Shareholders or any Affiliates or Associates thereof).

3.           Representations of the Company.  The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the Bylaws and the Company policies, procedures, processes, codes, rules, standards and guidelines furnished to the Nominees pursuant to Section 1(e) are true and correct and have not been amended or modified.  The Board has concluded that each of Mark A. McEachen, Patrick Walsh and L. Spencer Wells is “independent” for the purposes set forth herein.

4.           Representations of the PW Group/HG Vora Group Shareholders.  Each of the PW Group Shareholders and each of the HG Vora Group Shareholders severally and not jointly represents and warrants to the Company that (a) such PW Group Shareholder or HG Vora Group Shareholder has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by such PW Group Shareholder or HG Vora Group Shareholder, constitutes a valid and binding obligation and agreement of such PW Group Shareholder or HG Vora Group Shareholder and is enforceable against such PW Group Shareholder or HG Vora Group Shareholder in accordance with its terms; and (c) such PW Group Shareholder or HG Vora Group Shareholder beneficially owns, directly or indirectly, an aggregate number of shares of Common Stock set forth in the recitals to this Agreement for such PW Group Shareholder or HG Vora Group Shareholder, and such shares of Common Stock constitute all of the Common Stock beneficially owned by such PW Group Shareholder or HG Vora Group Shareholder or in which such PW Group Shareholder or HG Vora Group Shareholder has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise.

5.           Termination.

(a)           This Agreement shall terminate on the date that is ten (10) business days prior to the last day upon which a notice to the Secretary of the Company of shareholder nominations of persons for election to the Board at the 2016 annual meeting of shareholders of the Company would be considered timely under Article II, Section 12 of the Bylaws; provided that, notwithstanding the foregoing, the restrictions provided in Section 2(a)(vii)(A), (D), and (E) shall survive until the earlier of (i) the 2016 annual meeting of shareholders of the Company or (ii) May 15, 2016.

(b)           The provisions of Section 9 through Section 18 shall survive the termination of this Agreement.  No termination pursuant to Section 5(a) shall relieve any Party from liability for any breach of this Agreement prior to such termination.

6.           Mutual Non-Disparagement.  Subject to Section 7(d), each of the PW Group Shareholders and each of the HG Vora Group Shareholders severally and not jointly, on the one hand, and the Company, on the other hand, agrees that, during the Covered Period, it will not, and it will cause each of their respective Affiliates, directors, officers, managers, members and employees not to, directly or indirectly, cause, express or cause to be expressed, orally or in writing, any publicly disparaging or unfavorable remarks, comments or criticisms with regard to (or make any other public statement or communication that might reasonably be construed to be derogatory or negative toward) the other party, any Affiliate thereof, its business, or any of its current, future or former directors, officers, executives, management, employees and auditors.

7.           Public Announcement; SEC Filing; Communications.

(a)           No later than 8:30 a.m. (Eastern Time) on the first business day following the date hereof, the Company shall issue the mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B.

(b)           Promptly following the execution of this Agreement, the Company shall file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(c)           Promptly following the execution of this Agreement, the PW Group Shareholders and the HG Vora Group Shareholders shall file amendments to their respective Group 13Ds with respect to the Company, reporting the termination of their Section 13(d) Group and the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto.

(d)           For the avoidance of doubt, it is understood that nothing in this Agreement limits the PW Group/HG Vora Group Shareholders’ rights (i) to make statements (A) required by law, regulation or legal process, or (B) in connection with a dispute covered by Section 11 of this Agreement or (ii) to communicate with their respective investors in quarterly or annual letters provided such communications are subject to standard confidentiality obligations. For the avoidance of doubt, it is understood that nothing in this Agreement limits the Company’s rights to make statements (i) required by law, regulation or legal process, or (ii) in connection with a dispute covered by Section 11 of this Agreement.

8.           Confidentiality.

(a)           Each of the PW Group Shareholders and each of the HG Vora Group Shareholders, severally and not jointly, acknowledges that material, non-public information concerning the business and affairs of the Company (“MNP Information”) may be disclosed to the Nominees or their Replacements in their capacities as directors of the Company.  The Company agrees to (i) inform each director of its policies relating to the treatment of MNP Information (as discussed in Section 1(e)), and (ii) advise the directors not to provide MNP Information to the HG Vora Group Shareholders or to the PW Group Shareholders (excluding Patrick Walsh) unless the HG Vora Group Shareholders or the PW Group Shareholders, respectively, first agree in writing to receive such information.

(b)           The HG Vora Group Shareholders hereby represent that they do not intend to seek to obtain MNP Information from the Company or its subsidiaries, or from any director of the Company.  In the event the HG Vora Group Shareholders wish to receive MNP Information from the Company or its subsidiaries, or from any director of the Company, and such party, as applicable, agrees to disclose such information to the HG Vora Group Shareholders, the HG Vora Group Shareholders will provide written notice to the Company and such information will be subject to a confidentiality agreement the form of which will be agreed upon between the HG Vora Group Shareholders and the Company. In the event that the HG Vora Group Shareholders obtain any MNP Information from the Company or its subsidiaries, or from any director of the Company, prior to such time as they have entered into a confidentiality agreement, the HG Vora Group Shareholders agree to maintain such MNP Information as confidential.

(c)           The PW Group Shareholders (excluding Patrick Walsh) hereby represent that they do not intend to seek to obtain MNP Information from the Company or its subsidiaries, or from any director of the Company.  In the event the PW Group Shareholders (excluding Patrick Walsh) wish to receive MNP Information from the Company or its subsidiaries, or from any director of the Company, and such party, as applicable, agrees to disclose such information to the PW Group Shareholders (excluding Patrick Walsh), the PW Group Shareholders will provide written notice to the Company and such information will be subject to a confidentiality agreement the form of which will be agreed upon between the PW Group Shareholders (excluding Patrick Walsh) and the Company. In the event that the PW Group Shareholders (excluding Patrick Walsh) obtain any MNP Information from the Company or its subsidiaries, or from any director of the Company, prior to such time as they have entered into a confidentiality agreement, the PW Group Shareholders agree to maintain such MNP Information as confidential.

9.           Release of Claims.

(a)           On behalf of themselves and each of their respective directors, officers, managers, members, shareholders and employees, the Company, on the one hand and the PW Group/HG Vora Group Shareholders on the other hand severally and not jointly release and forever discharge each other, and each of their respective successors, assigns, parent and subsidiary companies, joint ventures, partnerships, owners, directors, officers, partners, principals, managers, members, employees, attorneys, consultants, financial advisors, shareholders, insurers and agents (collectively, “Released Persons”) from all claims and demands, rights and causes of action of any kind arising out of or relating to this Agreement, the Nomination Notice, the Rights Agreement, and the election of directors at the 2015 Annual Meeting from the beginning of time through the date of this release.  Notwithstanding anything to the contrary in this Section 9, the Company, on the one hand, and the PW Group/HG Vora Group Shareholders on the other hand, severally and not jointly do not release any obligations or claims related to the enforcement of the terms and provisions of this Agreement.

(b)           It is the intention of the Parties that the foregoing release set forth above in clause (a) shall be effective as a bar to all matters released herein.  In furtherance and not in limitation of such intention, the release described herein shall be, and shall remain in effect as, a full and complete release, notwithstanding the discovery or existence of any additional or different facts or claims.  It is expressly understood and agreed that this Agreement is intended to cover and does cover not only all known facts and/or claims but also any further facts and/or claims not now known or anticipated, but which may later develop or should be discovered, including all the effects and consequences thereof.  Each Party expressly acknowledges and understands that it may hereafter discover facts in addition to or different from those which it now believes to be true with respect to the subject matter of the matters released herein, but expressly agrees that it has taken these possibilities into account in electing to participate in this Agreement, and that the release given herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts, as to which each Party expressly assumes the risk.

10.           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

11.           Remedies.

(a)           Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to seek injunctive relief to prevent a breach of the provisions hereof and to seek to enforce specifically the terms and provisions hereof exclusively in the United States District Court for the District of Delaware located in New Castle County, or, if jurisdiction in such court is not available, any state court located in New Castle County in the State of Delaware, in addition to any other remedies at law or in equity, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity.  Each of the Parties hereto agrees to waive any bonding or security requirement under any applicable law.

(b)           Furthermore, each Party (a) consents to submit itself to the personal jurisdiction of the United States District Court for the District of Delaware located in New Castle County, or, if jurisdiction in such court is not available, any state court located in New Castle County in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the District of Delaware located in New Castle County, or, if jurisdiction in such court is not available, any state court located in New Castle County in the State of Delaware, and each of the Parties irrevocably waives the right to trial by jury, and (d) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 13 or as otherwise provided by applicable law.

12.           Entire Agreement.  This Agreement, along the exhibits hereto, with  contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof.

13.           Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served when delivered in person, sent by facsimile or email, or when sent by overnight courier, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Town Sports International Holdings, Inc.
5 Penn Plaza
New York, NY 10001
Attention:  David M. Kastin, Esq. – General Counsel
Facsimile:  (212) 664-1704
Email:  David.Kastin@tsiclubs.com

with a copy to

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention:  Derek M. Winokur, Esq.
Facsimile:  (212) 698-3599
Email:  Derek.Winokur@Dechert.com

if to the PW Group/HG Vora Group Shareholders:

PW Partners Atlas Fund III LP
c/o PW Partners Atlas Funds, LLC
141 W. Jackson Blvd., Suite 300
Chicago, IL 60604
Attention:  Patrick Walsh
Facsimile:
Email: pwalsh@pwpartnersllc.com

HG Vora Special Opportunities Master Fund, Ltd.
c/o HG Vora Capital Management, LLC
330 Madison Avenue, 23rd Floor
New York, NY 10017
Attention:  Philip M. Garthe
Facsimile: (212) 707-5555
Email: pgarthe@hgvoracapital.com

with a copy to

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention:  Steve Wolosky, Esq.
Facsimile: (212) 451-2222
Email: swolosky@olshanlaw.com

14.           Expenses.   Within ten (10) business days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse the PW Group/HG Vora Group Shareholders for their reasonable out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2015 Annual Meeting and the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby in an amount not to exceed $250,000.

15.           Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

16.           Counterparts.  This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

17.           Third Party Beneficiaries; Assignment. The TSI Legacy Directors and/or their Replacements shall be third party beneficiaries of the Company’s rights hereunder as well as any provisions of this Agreement relating to the TSI Legacy Directors and/or their Replacements. Other than as set forth in the immediately preceding sentence, nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.

18.           Amendment. This Agreement may be amended only by an agreement in writing executed by the Parties hereto, provided that (i) the Parties may only amend a provision of this Agreement directly related to the TSI Legacy Directors and/or their Replacements with the written consent of a majority of the TSI Legacy Directors or their Replacements, as applicable; and (ii) the Company may only amend this Agreement with the written consent of a majority of the Board, excluding the Nominees and their Replacements.  No waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective, provided any waiver of any right of the Company herein, may only be waived with the written consent of a majority of the Board, excluding the Nominees and their Replacements.  No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

19.           Interpretation and Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.  Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The obligations of each PW Group Shareholder or HG Vora Group Shareholder herein shall be understood to apply to each of their respective Affiliates and Associates, and each PW Group Shareholder and each HG Vora Group Shareholder agrees that it will cause its respective Affiliates and Associates to comply with the terms of this Agreement.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement, it being understood that such terms shall not include non-employee investors in any PW Group Shareholder or HG Vora Group Shareholder, respectively, or any portfolio company of any PW Group Shareholder or HG Vora Group Shareholder, respectively, in each case that are not controlled by any of the PW Group Shareholders or Mr. Walsh, alone or in combination, or by any of the HG Vora Group Shareholders or Parag Vora, alone or in combination.  As used in this Agreement, the term “Bylaws” shall mean the Third Amended and Restated By-laws of the Company filed as Exhibit 3.2 to the Form 8-K filed by the Company on September 17, 2014.  As used in this Agreement, the term “Group 13Ds” shall mean the respective Schedules 13D filed by each of the PW Group Shareholders and the HG Vora Group Shareholders prior to the date hereof and as amended prior to the date hereof.  As used in this Agreement, the term “Third Party” shall mean any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate or Associate of the PW Group/HG Vora Group Shareholders.  As used in this Agreement, the term “Representatives” shall mean, with respect to any person, such person’s directors, officers, employers (and their employees), employees, managers, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By:	/s/ David M. Kastin
	Name:	David M. Kastin
	Title:	Senior Vice President – General Counsel

PW GROUP SHAREHOLDERS

PW PARTNERS ATLAS FUND III LP

By:	PW Partners Atlas Funds, LLC General Partner

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS MASTER FUND LP

By:	PW Partners, LLC General Partner

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

[Signature Page to Nomination and Standstill Agreement]

PW PARTNERS ATLAS FUNDS, LLC

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS, LLC

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS CAPITAL MANAGEMENT LLC

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member

/s/ Patrick Walsh
PATRICK WALSH

[Signature Page to Nomination and Standstill Agreement]

HG VORA GROUP SHAREHOLDERS

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD

By:	/s/ Parag Vora
	Name:	Parag Vora
	Title:	Director

HG VORA CAPITAL MANAGEMENT, LLC

By:	/s/ Parag Vora
	Name:	Parag Vora
	Title:	Managing Member

/s/ Parag Vora
PARAG VORA

[Signature Page to Nomination and Standstill Agreement]

EXHIBIT A

(Form of Nominee Representation Letter)

March 24, 2015

Town Sports International Holdings, Inc.
5 Penn Plaza (4th Floor)
New York, NY 10001
Attention:  General Counsel

Re:	Nomination and Standstill Agreement

Ladies and Gentlemen:

Reference is made to that certain Nomination and Standstill Agreement, dated March 24, 2015, between Town Sports International Holdings, Inc (the “Corporation”), the PW Group Shareholders and the HG Vora Group Shareholders (as it may be amended from time to time, the “Nomination and Standstill Agreement”), pursuant to which the undersigned (the “Nominee”) is being appointed, as a member of the Board of Directors (the “Board”) of the Corporation.  This letter (this “Letter”) is being provided to the Corporation by the Nominee pursuant to Section 1(g)(ii) of the Nomination and Standstill Agreement.  Except as otherwise indicated, capitalized terms used but not defined in this Letter have the meanings ascribed to them in the Nomination and Standstill Agreement.

In consideration for the Nominee's appointment to the Board, the Nominee covenants and agrees that, at all times during the Covered Period:

1.	Nominee will maintain the size of each of the Compensation Committee, Nominating and Corporate Governance Committee, Audit Committee and Executive Committee at three members;

2.	Nominee will appoint one TSI Legacy Director or Replacement to any committee of the Board formed after the execution of the Nomination and Standstill Agreement; and

3.
Except as otherwise permitted pursuant to the Nomination and Standstill Agreement, Nominee will not cause any of the TSI Legacy Directors or their Replacements, as the case may be, to be removed or disqualified from any committee of the Board to which such individual was appointed, except to the extent the rules of the NASDAQ Stock Market or applicable provisions of the Exchange Act, or the rules and regulations of the SEC promulgated thereunder, would not allow for such continued service.

Nominee acknowledges and agrees that (i) the Company relied on the covenants set forth in this Letter in agreeing to enter into the Nomination and Standstill Agreement, and (ii) the TSI Legacy Directors or their Replacements are third party beneficiaries.

This Letter shall be governed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Letter, as of the date first above written.

Very truly yours,

Name:

[Signature Page to Nominee Representation Letter]

EXHIBIT B

(Form of Press Release)

Town Sports International Holdings, Inc. Announces Agreements on Board Composition

On March 24, 2015, Town Sports International Holdings, Inc. (Nasdaq: CLUB) (“TSI” or the “Company”) announced that the Board of Directors unanimously approved, effective immediately, the appointment of each of Martin J. Annese, Jason M. Fish, Mark A. McEachen, Patrick Walsh and L. Spencer Wells as members of the Board, and the resignation of Paul N. Arnold, J. Rice Edmonds, John H. Flood III and Kevin McCall.  The changes in the Board were made in accordance with two separate agreements by the Company that together involve its three largest shareholders, HG Vora Capital Management, PW Partners Atlas Fund III LP and Farallon Capital Management, L.L.C.  In connection with the appointments, the Board increased its size from seven to eight directors, effective immediately.

Further, the Company has agreed to include each of Messrs. Annese, Fish, McEachen, Walsh and Wells, along with incumbent directors Robert J. Giardina, Thomas J. Galligan III, and Bruce C. Bruckmann, in the Company’s slate of director nominees for the 2015 annual meeting of shareholders.

Pursuant to the Company’s agreement with HG Vora and PW Partners, who collectively own approximately 26% of the Company’s common stock, in addition to the agreed appointment of Messrs. McEachen, Walsh, and Wells to the Board, each of HG Vora and PW Partners agreed to vote its shares for the Company’s slate of director nominees at the upcoming 2015 annual meeting of shareholders, withdraw their director nominees for consideration at the 2015 annual meeting of shareholders and comply with certain customary standstill provisions.

Farallon, who owns approximately 16% of the Company’s common stock, at the invitation of the Company, entered into an agreement with the Company pursuant to which, in addition to the agreed appointment of Messrs. Annese and Fish to the Board, Farallon has agreed to vote its shares for the Company’s slate of director nominees at the upcoming 2015 annual meeting of shareholders.

“We are pleased to have reached agreements with our largest shareholders. The Board believes these agreements are in the best interest of the Company and all of its shareholders,” said Robert Giardina, Executive Chairman of the Board. “We welcome Martin, Jason, Mark, Patrick and Spencer to our Board and believe they will enhance our Board’s collective experience and expertise. On behalf of the Board, I’d like to thank Paul, Rice, John and Kevin for their highly valuable service and significant contributions to TSI’s success over the years. They have been outstanding directors and have served with distinction.”

The Company will file copies of the HG Vora / PW Partners agreement and the Farallon agreement as exhibits to a Form 8-K with the Securities and Exchange Commission. The Company expects to file proxy materials for its 2015 annual meeting of shareholders in the near future.

B-1

TERMINATION OF EMPLOYMENT OF ROBERT GIARDINA

As a result of the transactions described above, in accordance with the terms of Robert Giardina’s retention agreement, Mr. Giardina’s employment with the Company will be terminated as of March 27, 2015. Mr. Giardina’s service as a member of the Board shall continue, and he will be treated as a non-employee director.

TERMINATION OF RIGHTS AGREEMENT

The Board also announced today that it has approved the redemption of the rights issued pursuant to a Rights Agreement between the Company and Computershare Inc., dated December 31, 2014. The redemption of the rights is effective immediately. The Company will pay a redemption price equal to $0.01 per right in cash on April 20, 2015.

*****

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 158 fitness clubs as of December 31, 2014, comprising 107 New York Sports Clubs, 30 Boston Sports Clubs, 13 Washington Sports Clubs (two of which are partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland, and one BFX Studio. These clubs collectively served approximately 484,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com

or

ICR, Inc.
Joseph Teklits / Farah Soi
(203) 682-8200
farah.soi@icrinc.com

B-2